UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 17, 2020

Prospect Capital Corporation
(Exact name of registrant as specified in its charter)

MARYLAND	814-00659	43-2048643
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

10 East 40th Street, 42nd Floor, New York, New York 10016
(Address of principal executive offices, including zip code)

(212) 448-0702

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	PSEC	NASDAQ Global Select Market
6.25% Notes due 2024, par value $25	PBB	New York Stock Exchange
6.25% Notes due 2028, par value $25	PBY	New York Stock Exchange
6.875% Notes due 2029, par value $25	PBC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03. Material Modification to Rights of Security Holders.
Dividend Reinvestment and Direct Stock Purchase Plan
On April 17, 2020, Prospect Capital Corporation’s (the “Company”) board of directors (the “Board”) approved amendments to the Company’s dividend reinvestment and direct stock purchase plan (the “Plan”), which will become effective on May 21, 2020 and apply to the dividend declared on February 10, 2020 with a record date of April 30, 2020 and a payment date of May 21, 2020 (the “May Distribution”) and all subsequent dividends and distributions. These amendments principally provide for newly-issued shares of the Company’s common stock (“Common Stock”) pursuant to the Plan to be issued at a 5% discount from the market value of the Common Stock on the valuation date for the dividend or distribution, as described in further detail below.
Pursuant to the amended Plan, the Company will reinvest all dividends or distributions declared by the Board on shares of Common Stock on behalf of shareholders who do not elect to receive their distribution in cash as provided below. As a result, if the Board authorizes, and the Company declares, a cash dividend or other distribution, then shareholders who have not opted out of the Plan will have their cash distributions automatically reinvested in additional shares of Common Stock as described below, rather than receiving the cash dividend or other distribution. If you are not a current stockholder and would like to enroll in the Plan or have “opted out” and wish to rejoin, you may purchase shares directly through the Plan or opt in to the Plan by contacting the Plan administrator as described below, and, if you are not a current stockholder, making an initial investment of $250.
Under the terms of the Plan, the Company will primarily use newly-issued shares of its Common Stock to implement reinvestment of dividends and distributions under the Plan, whether its shares are trading at a premium or at a discount to net asset value. However, the Company reserves the right to purchase shares in the open market in connection with the implementation of reinvestment of dividends or distributions under the Plan. The number of newly issued shares of Common Stock to be credited to a stockholder’s account will be determined by dividing the total dollar amount of the distribution payable to such stockholder by 95% of the market price per share of Common Stock at the close of regular trading on the NASDAQ Global Select Market on the valuation date fixed by the Board for such distribution.
If the Company uses newly-issued shares of its Common Stock to implement reinvestment of dividends or distributions under the Plan, such valuation date shall be the close of business on the payment date for such dividend or other distribution. Market price per share on that date shall be the closing price for such shares on the NASDAQ Global Select Market or, if no sale is reported for such day, at the average of their reported bid and asked prices. Stockholders who do not elect to receive dividends and distributions in shares of Common Stock may experience accretion to the net asset value of their shares if the reinvestment price is a premium to the Company’s net asset value at the time the Company issues new shares of Common Stock under the Plan and dilution if the reinvestment price is a discount to the Company’s net asset value at the time the Company issues new shares of Common Stock under the Plan. The level of accretion or discount would depend on various factors, including the proportion of stockholders who participate in the Plan, the level of premium or discount represented by the reinvestment price and the amount of the dividend or other distribution payable to a stockholder.
Shares of Common Stock acquired through the direct purchase option will be purchased on the NASDAQ Global Select Market at the then current market price per share. The Company will not use newly-issued shares of Common Stock to implement such purchases.
Stockholders who wish to terminate their participation in the Plan and retain their Plan account for the May Distribution must provide notice to the Plan administrator by the record date for the May Distribution, which is April 30, 2020, and stockholders who wish to terminate their participation in the Plan and liquidate their Plan account for the May Distribution must provide notice to the Plan administrator no later than May 18, 2020. Stockholders who purchased their shares through or hold their shares in the name of a broker or financial institution should consult with a representative of their broker or financial institution with respect to their participation in the Plan.
All correspondence concerning the Plan should be directed to the Plan administrator by mail at American Stock Transfer and Trust Company LLC, 6201 15th Avenue, Brooklyn, New York 11219, or by telephone at 888-888-0313.

The foregoing summary of the Plan is qualified in its entirety by the full text of the Plan, a copy of which is attached as an exhibit hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

99.1	Dividend Reinvestment and Direct Stock Purchase Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Prospect Capital Corporation

By:     /s/ M. Grier Eliasek
Name: M. Grier Eliasek
Title: Chief Operating Officer
Date:  April 17, 2020

Index to Exhibits

Exhibit Number	Description
99.1	Dividend Reinvestment and Direct Stock Purchase Plan

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